Exhibit 99.1

News Release

STANDARD PACIFIC CORP. REPORTS 2007 SECOND QUARTER RESULTS

Financial and Operating Highlights – 2007 Second Quarter vs. 2006 Second Quarter

•	Loss per share of $2.56 vs. earnings per share of $1.44 last year

•	Earnings per share of $0.35, excluding the second quarter after-tax impairment charge of $2.91 per share

•	Net loss of $165.9 million compared to net income of $96.5 million last year

•	$306.0 million of charges related to inventory and joint venture impairments, land deposit write-offs and goodwill impairments

•	Homebuilding revenues of $694.8 million compared to $1.0 billion last year

•

Homebuilding gross margin of a negative 14.3% (20.7%*** excluding the $223.2 million inventory impairment charge and $111.7 million of land sale revenues and $108.2 million of land cost of sales) vs. 27.2% last year

•	1,672* new home deliveries, down 38% from 2,677* last year

•	Adjusted Homebuilding EBITDA** of $65.9 million compared to $205.5 million last year

•	1,716* net new home orders, down 9% year-over-year, a cancellation rate of 28% versus 36% last year and quarter-end backlog of 2,756* homes, valued at $1.1 billion compared to $2.1 billion a year ago

IRVINE, CALIFORNIA, July 26, 2007, Standard Pacific Corp. (NYSE:SPF) today reported the Company’s unaudited 2007 second quarter operating results. The net loss for the quarter ended June 30, 2007 was $165.9 million, or $2.56 per diluted share, compared to net income of $96.5 million, or $1.44 per diluted share, in the year earlier period. Homebuilding revenues for the 2007 second quarter were $694.8 million versus $1.0 billion last year. The Company’s results for the 2007 second quarter include non-cash pretax impairment charges of $306.0 million, or $2.91 per diluted share after tax, of which $223.2 million related to consolidated real estate inventories, $48.1 million related to the Company’s share of joint venture inventory impairment charges, $5.3 million related to land deposit write-offs and $29.4 million related to goodwill impairments. Excluding the second quarter impairment charges, the Company’s earnings would have been $0.35 per share.

*	Excludes the Company’s unconsolidated joint ventures.
**	For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income (loss) to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.
***	The Company’s reported homebuilding gross margin for the 2007 second quarter was a negative $99.2 million, or a negative 14.3%, and after adding back the inventory impairment charge of $223.2 million and excluding $111.7 million of land sale revenues and $108.2 million related to land revenue cost of sales, the Company’s homebuilding gross margin would have been $120.5 million, or 20.7%.

“Challenging market conditions across most of the country continue to put pressure on our operating results,” commented Stephen J. Scarborough, Chairman, CEO and President of the Company. “High levels of new and existing home inventory on the market, increasing mortgage interest rates, a tightening of lending standards and reduced housing affordability in many markets have all contributed to weak new home sales. This environment has resulted in significant price competition leading to margin erosion and further impairments of the Company’s inventory holdings.”

“During the quarter, net new home orders were down 9% year-over-year companywide. Orders were up 23% in California, while down 15% in the Southwest and down 22% in the Southeast. Our cancellation rate for the second quarter was 28% compared to 36% last year.”

“In an ongoing effort to strengthen our balance sheet we continued to focus on closing our backlog, reducing our speculative home inventory and lowering our supply of owned and controlled land companywide, with the goal of reducing inventories, generating cash and paying down debt. During the quarter, we were able to reduce our spec homes under construction by 28% year-over-year and lower our total lot position by 24% from the year-ago level resulting in a continued reduction in our revolver borrowings, which are down $340 million over the last three quarters.”

Mr. Scarborough concluded, “As mentioned above, our second quarter results reflect additional impairment charges. While difficult to predict going forward, it is possible that the Company will incur additional impairment charges until our markets stabilize, particularly with respect to the pricing of new homes. Because of the uncertainties now impacting the homebuilding industry, we will no longer be providing any earnings or operational guidance and are withdrawing our previous guidance, including guidance with respect to 2007 deliveries, revenues and margins.”

Homebuilding Operations

	Three Months Ended June 30,
	2007	2006	% Change
	(Dollars in thousands)
Homebuilding pretax income (loss) (1):
California	$(171,520)	$91,372	(288)%
Southwest	(73,096)	23,365	(413)%
Southeast	(24,649)	43,239	(157)%
Corporate	(1,100)	(3,833)	71%

Total homebuilding pretax income (loss)	$(270,365)	$154,143	(275)%

Homebuilding revenues:
California	$293,363	$512,287	(43)%
Southwest	248,471	243,927	2%
Southeast	153,000	247,665	(38)%

Total homebuilding revenues	$694,834	$1,003,879	(31)%

(1)	Homebuilding pretax income (loss) for the three months ended June 30, 2007 includes a total of $306.0 million of non-cash pretax inventory, joint venture, deposit and goodwill impairment charges recorded in the following segments: $182.5 million in California, $88.1 million in the Southwest, and $35.4 million in the Southeast. Homebuilding pretax income (loss) for the three months ended June 30, 2006 includes a total of $21.2 million of non-cash pretax inventory, deposit and joint venture impairment charges recorded in the following segments: $20.0 million in California, $0.1 million in the Southwest, and $1.1 million in the Southeast.

Homebuilding pretax income for the 2007 second quarter decreased 275% to a $270.4 million pretax loss compared to pretax income of $154.1 million in the year earlier period. The decrease in pretax income was driven by a 31% decrease in homebuilding revenues to $694.8 million, a negative homebuilding gross margin percentage, a $60.6 million decrease in joint venture income (to a loss of $41.5 million), a 170 basis point increase in the Company’s selling, general and administrative (“SG&A”) expense rate and an $18.9 million increase in other expense. The Company’s homebuilding operations for the 2007 second quarter included the following non-cash pretax charges: a $223.2 million inventory impairment charge; a $48.1 million charge related to the Company’s share of joint venture inventory impairments; a $5.3 million charge related to the write-off of land option deposits and capitalized preacquisition costs for abandoned projects; and a $29.4 million goodwill impairment charge. The inventory impairment charge was included in cost of sales while both the land deposit write-offs and the goodwill impairment charge were included in other expense for the quarter.

The 31% decrease in homebuilding revenues for the 2007 second quarter was primarily attributable to a 38% decrease in new home deliveries (exclusive of joint ventures) and a 7% decrease in the Company’s consolidated average home price to $349,000. These decreases were partially offset by a $108.9 million year-over-year increase in land sale revenues. Land sales totaled $111.7 million for the quarter and represented the sale of approximately 2,400 lots.

	Three Months Ended June 30,
	2007	2006	% Change
New homes delivered:
Southern California	194	526	(63)%
Northern California	123	177	(31)%

Total California	317	703	(55)%

Arizona	314	275	14%
Texas	369	574	(36)%
Colorado	104	150	(31)%
Nevada	11	—	—

Total Southwest	798	999	(20)%

Florida	352	756	(53)%
Carolinas	205	219	(6)%

Total Southeast	557	975	(43)%

Consolidated total	1,672	2,677	(38)%

Unconsolidated joint ventures:
Southern California	65	16	306%
Northern California	24	34	(29)%
Arizona	—	5	(100)%
Illinois	9	—	—

Total unconsolidated joint ventures	98	55	78%

Total (including joint ventures)	1,770	2,732	(35)%

In California, consolidated new home deliveries decreased 55% during the 2007 second quarter as compared to the prior year period. Deliveries were off 63% in Southern California and 31% in Northern California reflecting the slowdown in order activity experienced throughout 2006 and into the first half of 2007.

In the Southwest, new home deliveries (exclusive of joint venture) were down 20% in the second quarter of 2007 compared to the year earlier period. Deliveries in Arizona during the 2007 second quarter increased 14% over the 2006 second quarter. While the Phoenix and Tucson markets have experienced declines in new home demand, including increased sales cancellation rates, these two divisions were able to convert a significant portion of their beginning backlog and standing completed homes into deliveries during the 2007 second quarter. New home deliveries were down 36% in Texas, driven primarily by a significant drop in demand in San Antonio. Deliveries from the Company’s Dallas and Austin operations were off slightly year-over-year as demand softened moderately during the 2007 second quarter. In Colorado, deliveries were off 31% for the 2007 second quarter in what has continued to be a challenging environment.

New home deliveries in the Company’s Southeast region were down 43% during the 2007 second quarter. This decrease was primarily due to a 53% year-over-year decline in Florida deliveries. The lower level of deliveries in Florida was due to weaker housing demand which began last year combined with an increase in the Company’s cancellation rate in the state. In the Carolinas, deliveries were off 6% from the year earlier period driven by a 19% decrease in deliveries in Raleigh, which was partially offset by a modest increase in deliveries in Charlotte as compared to the year earlier period.

	Three Months Ended June 30,
	2007	2006	% Change
Average selling prices of homes delivered:
Southern California	$768,000	$723,000	6%
Northern California	545,000	747,000	(27)%

Total California	682,000	729,000	(6)%

Arizona	318,000	318,000	—
Texas	230,000	192,000	20%
Colorado	336,000	305,000	10%
Nevada	321,000	—	—

Total Southwest	280,000	244,000	15%

Florida	275,000	271,000	1%
Carolinas	231,000	186,000	24%

Total Southeast	258,000	252,000	2%

Consolidated (excluding joint ventures)	349,000	374,000	(7)%
Unconsolidated joint ventures	450,000	769,000	(41)%

Total (including joint ventures)	$354,000	$382,000	(7)%

During the 2007 second quarter, the Company’s consolidated average home price decreased 7% to $349,000. The overall decrease was primarily due to changes in the Company’s product and geographic mix combined with an increase in the level of incentives and discounts required to sell homes in California, Florida and Arizona, the Company’s three largest markets.

The Company’s average home price in California for the 2007 second quarter decreased 6% from the year earlier period driven by the increased use of incentives and discounts and the following regional changes. The 27% decrease in the average home price in Northern California was due primarily to an increase in the level of incentives and discounts used to sell homes, and to a lesser extent, a greater proportion of deliveries generated from the region’s more affordable markets in Sacramento and the Central Valley. In Southern California, the average home price increased 6% primarily due to a greater delivery mix during the 2007 second quarter from the Company’s Orange County division, which generally builds more expensive homes.

In the Southwest, the Company’s average home price increased 15% over the year earlier period. The Company’s average price in Arizona was flat year over year primarily reflecting the leveling off of price appreciation in Phoenix as a result of the increased use of incentives in 2007 as compared to the prior year period. The 20% increase in the Company’s average price in Texas reflected a greater percentage of deliveries generated from our Dallas and Austin divisions compared to the year earlier period, where our homes are generally more expensive than in our San Antonio operation.

The Company’s average home price in the Southeast was up 2% as compared to the year earlier period. In Florida, the average sales price was up 1% from the year ago period and primarily reflected a geographic and product mix shift within the state. The Company’s average price was up 24% in the Carolinas from the year earlier period and primarily reflected a change in delivery mix towards larger, more expensive homes in both of our markets in the state.

Homebuilding Gross Margin Percentage

The Company’s 2007 second quarter homebuilding gross margin percentage was down year-over-year to a negative 14.3% from 27.2% in the second quarter of 2006. The 2007 second quarter gross margin reflected a $223.2 million pretax inventory impairment charge, which related primarily to projects in California, Arizona, Nevada and Florida. Excluding the inventory impairment charge and land sales, the Company’s 2007 second quarter homebuilding gross margin would have been 20.7% compared to an impairment adjusted year earlier gross margin of 27.7%. The 700 basis point decrease in the year-over-year gross margin percentage as adjusted was driven primarily by lower gross margins in California, Arizona and Florida. The lower gross margins in these markets was driven by increased incentives and discounts and generally falling home prices resulting from weakening demand during last year and this year, creating a much more competitive market for new homes, which, as noted above, put downward pressure on the Company’s home prices. If market conditions deteriorate further, or the Company’s competitors continue to lower prices to generate sales, the Company may have to reduce its home prices further or increase its discounts and concessions, which would negatively impact the Company’s margins and potentially trigger additional inventory impairment charges.

SG&A Expenses

The Company’s selling, general and administrative expense rate (including corporate G&A) for the 2007 second quarter increased 170 basis points to 14.0% of homebuilding revenues compared to 12.3% for the same period last year. The higher level of SG&A expenses as a percentage of homebuilding revenues was due primarily to a higher level of sales and marketing costs as a percentage of revenues, particularly advertising expenses and co-broker commissions, as a result of the Company’s focus on generating sales in these challenging market conditions. These increases were partially offset by an absolute decrease in the Company’s G&A expenses. The decrease in the Company’s G&A expenses was principally due to a reduction in staff to better align our overhead with the weaker housing market combined with a decrease in incentive-based compensation.

Homebuilding Joint Ventures

The Company recognized a $41.5 million loss from unconsolidated joint ventures during the 2007 second quarter compared to income of $19.2 million in the year earlier period. The loss in the 2007 second quarter reflected a $48.1 million pretax charge related to the Company’s share of joint venture inventory impairments. Excluding the impairment charges, the Company generated joint venture income of $6.6 million for the 2007 second quarter of which approximately $5.7 million was generated from profits related to land sales to other builders while approximately $0.9 million was generated from new home deliveries. Deliveries from the Company’s unconsolidated homebuilding joint ventures totaled 98 new homes in the 2007 second quarter versus 55 last year.

Other Expense

Included in other expense for the three months ended June 30, 2007 and 2006 are pretax charges of approximately $5.3 million and $16.3 million, respectively, related to the write-off of option deposits and capitalized preacquisition costs for abandoned projects, and for the three months ended June 30, 2007, $29.4 million related to the impairment of goodwill. The goodwill impairment charge related to our Jacksonville and San Antonio acquisitions. We continue to carefully evaluate each land purchase in our acquisition pipeline in light of weakened market conditions and any decision to abandon additional land purchase transactions could lead to further deposit and capitalized preacquisition cost write-offs.

	Three Months Ended June 30,
	2007	2006	% Change
Net new orders:
Southern California	350	309	13%
Northern California	176	117	50%

Total California	526	426	23%

Arizona	208	183	14%
Texas	342	518	(34)%
Colorado	120	116	3%
Nevada	26	—	—

Total Southwest	696	817	(15)%

Florida	238	345	(31)%
Carolinas	256	289	(11)%

Total Southeast	494	634	(22)%

Consolidated total	1,716	1,877	(9)%

Unconsolidated joint ventures:
Southern California	153	51	200%
Northern California	39	37	5%
Illinois	7	4	75%

Total unconsolidated joint ventures	199	92	116%

Total (including joint ventures)	1,915	1,969	(3)%

Average number of selling communities during the period:
Southern California	38	36	6%
Northern California	25	17	47%

Total California	63	53	19%

Arizona	25	28	(11)%
Texas	45	37	22%
Colorado	11	13	(15)%
Nevada	4	—	—

Total Southwest	85	78	9%

Florida	47	48	(2)%
Carolinas	26	20	30%

Total Southeast	73	68	7%

Consolidated total	221	199	11%

Unconsolidated joint ventures:
Southern California	14	2	600%
Northern California	7	5	40%
Illinois	2	1	100%

Total unconsolidated joint ventures	23	8	188%

Total (including joint ventures)	244	207	18%

Net new orders companywide (excluding joint ventures) for the second quarter of 2007 totaled 1,716 homes, a 9% decrease from the 2006 second quarter. The Company’s consolidated cancellation rate for the 2007 second quarter was 28% compared to 36% in the 2006 second quarter and 25% in the 2007 first quarter, while the Company’s cancellation rate as a percentage of beginning backlog for the 2007 second quarter was 24% compared to 17% in the year earlier period. The overall decline in net new orders resulted from the decreasing demand for homes in Florida and Texas, and to a lesser extent a decline in orders in the Carolinas. These declines were offset in part by an increase in orders in California and Arizona. The lower level of demand in Florida and Texas and the generally weak level of demand in California and Arizona were primarily attributable to reduced housing affordability, higher mortgage interest rates, a tightening of underwriting standards for certain home loans and increased levels of new and existing homes for sale. These conditions have also contributed to an erosion of homebuyer confidence in these markets.

Net new orders in California (excluding joint ventures) for the 2007 second quarter increased 23% from the 2006 second quarter on a 19% higher community count. Net new home orders were up 13% year-over-year in Southern California on a 6% higher average community count. While order activity in Southern California improved on a year-over-year basis, net orders decreased 18% from the 2007 first quarter reflecting a weakening in demand particularly in the Inland Empire region of Southern California. In addition, the region’s 2007 second quarter cancellation rate, while down from 45% a year ago, increased to 28% from 19% in the 2007 first quarter, driven by a jump in the Inland Empire cancellation rate. While conditions remain challenging in the Company’s Northern California divisions, improved sales year-over-year are a result of our focus on increasing traffic and orders through a more competitive pricing strategy. The Company’s cancellation rate of 25% for the 2007 second quarter was down from 33% in the year earlier period but up from the 10% rate in the 2007 first quarter.

Net new orders in the Southwest (excluding joint ventures) for the 2007 second quarter were down 15%. In Arizona, net new home orders were up 14% on an 11% lower average community count. Despite the increase in net new orders in Arizona, the Phoenix and Tucson markets continue to experience weak demand for new and existing homes. In addition, the Company’s cancellation rate in Phoenix, while down sharply from the 2006 second quarter rate of 60%, still remains high relative to historical levels at 39% for the 2007 second quarter. In Texas, net new orders were down 34% on a 22% higher average community count. This decline was primarily due to the continued deterioration in the San Antonio market. This market, with its high concentration of first time buyers, has been adversely impacted by the tightening in mortgage credit underwriting standards, particularly with respect to subprime borrowers. To a lesser extent, the Company has experienced weakness in the Dallas market over the past few quarters, and more recently has seen a slight weakening in the Austin market over the past quarter. In Colorado, net new orders were up 3% on a 15% lower community count. In Nevada, we generated 26 new home orders from 4 communities in the Company’s Las Vegas division, a market which has also experienced weakening demand for new homes.

In the Southeast, net new orders (excluding joint ventures) decreased 22% during the 2007 second quarter. The decrease in net new orders in the region was primarily due to a 31% decline in orders in Florida. The year-over-year decline in Florida order activity reflects continued erosion in buyer demand and an increase in the Company’s cancellation rate to 37% for the 2007 second quarter from 32% last year. The most notable year-over-year change in Florida has been in the Company’s Tampa division where housing market conditions began to change dramatically at the end of the 2006 second quarter. Since Tampa is the Company’s largest division in Florida, the slowdown in that market has meaningfully impacted our statewide order totals. Net new orders in the Carolinas were down 11% on a 30% higher community count. While the Carolina markets have slowed somewhat recently, they still remain relatively healthy.

	At June 30,
	2007	2006	% Change
Backlog (in homes):
Southern California	532	824	(35)%
Northern California	242	184	32%

Total California	774	1,008	(23)%

Arizona	398	1,455	(73)%
Texas	551	920	(40)%
Colorado	202	222	(9)%
Nevada	36	—	—

Total Southwest	1,187	2,597	(54)%

Florida	477	1,599	(70)%
Carolinas	318	276	15%

Total Southeast	795	1,875	(58)%

Consolidated total	2,756	5,480	(50)%

Unconsolidated joint ventures:
Southern California	231	116	99%
Northern California	75	57	32%
Arizona	—	20	(100)%
Illinois	10	47	(79)%

Total unconsolidated joint ventures	316	240	32%

Total (including joint ventures)	3,072	5,720	(46)%

Backlog (estimated dollar value in thousands):
Southern California	$429,536	$660,427	(35)%
Northern California	119,566	127,628	(6)%

Total California	549,102	788,055	(30)%

Arizona	122,701	483,398	(75)%
Texas	132,451	194,595	(32)%
Colorado	78,355	76,076	3%
Nevada	10,048	—	—

Total Southwest	343,555	754,069	(54)%

Florida	134,001	470,145	(71)%
Carolinas	78,665	56,159	40%

Total Southeast	212,666	526,304	(60)%

Consolidated total	1,105,323	2,068,428	(47)%

Unconsolidated joint ventures:
Southern California	129,066	60,531	113%
Northern California	51,454	41,274	25%
Arizona	—	6,021	(100)%
Illinois	7,694	20,397	(62)%

Total unconsolidated joint ventures	188,214	128,223	47%

Total (including joint ventures)	$1,293,537	$2,196,651	(41)%

The dollar value of the Company’s backlog (excluding joint ventures) decreased 47% from the year earlier period to $1.1 billion at June 30, 2007, reflecting the meaningful slowdown in order activity the Company experienced during 2006 and into the first half of 2007.

	At June 30,
	2007	2006	% Change
Building sites owned or controlled:
Southern California	11,013	14,022	(21)%
Northern California	5,795	8,082	(28)%

Total California	16,808	22,104	(24)%

Arizona	7,410	12,469	(41)%
Texas	7,701	10,273	(25)%
Colorado	1,013	1,318	(23)%
Nevada	2,949	3,019	—

Total Southwest	19,073	27,079	(30)%

Florida	11,698	13,821	(15)%
Carolinas	4,161	4,717	(12)%
Illinois	158	220	(28)%

Total Southeast	16,017	18,758	(15)%

Total (including joint ventures)	51,898	67,941	(24)%

Total building sites owned	31,745	38,650	(18)%
Total building sites optioned or subject to contract	8,325	14,968	(44)%
Total joint venture lots	11,828	14,323	(17)%

Total (including joint ventures)	51,898	67,941	(24)%

Total building sites owned and controlled as of June 30, 2007 decreased 24% from the year earlier period, which reflects the Company’s effort to generate cash and reduce its real estate inventories and to better align its land supply with the current level of new housing demand.

	At June 30,
	2007	2006	% Change
Completed and unsold homes:
Consolidated	623	425	47%
Joint ventures	15	—	—

Total (including joint ventures)	638	425	50%

Homes under construction:
Consolidated	3,655	6,952	(47)%
Joint ventures	922	735	25%

Total (including joint ventures)	4,577	7,687	(40)%

The Company’s number of completed and unsold homes (excluding joint ventures) as of June 30, 2007 increased 47% compared to the year earlier period while decreasing 19% from the 2007 first quarter. The higher year-over-year total was the result of weaker housing market conditions which contributed to an increase in the Company’s cancellation rates during the latter half of 2006 and the first half of 2007 resulting in unintended completed spec homes. At the same time, the number of homes under construction as of June 30, 2007 decreased 47% (exclusive of joint ventures) from the year earlier period to 3,655 units in response to the Company’s increased focus on managing the level of its speculative inventory and its desire to better match new construction starts with the lower sales volume.

Financial Services

In the 2007 second quarter, the Company’s financial services subsidiary generated a nominal pretax profit of $187,000 compared to $744,000 in the year earlier period. The decrease in profitability was driven primarily by a 19% lower level of loan sales and a decrease in margins (in basis points) on loans sold. The decrease in loan sales was primarily the result of a 38% decrease in consolidated new home deliveries which was partially offset by increased capture rates.

Financial services joint venture income, which is derived from mortgage financing joint ventures with third party financial institutions operating in conjunction with the Company’s homebuilding divisions in the Carolinas, and Tampa, Orlando and Southwestern Florida, was down 27% to $273,000. The lower level of joint venture income was due to the lower level of new home deliveries in 2007 combined with the transition of the Company’s Colorado operations during 2006 from a joint venture arrangement to its wholly owned financial services subsidiary.

Earnings Conference Call

A conference call to discuss the Company’s 2007 second quarter earnings will be held at 10:00 am Eastern time tomorrow, Friday, July 27, 2007. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://standardpacifichomes.com/ir . The call will also be accessible via telephone by dialing (800) 811-8845 (domestic) or (913) 981-4905 (international); Passcode: 2489753. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast, and can be accessed by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international); Passcode: 2489753.

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 97,000 families during its 41-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado, Nevada and Illinois. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc., Home First Funding, SPH Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: the Company’s efforts to strengthen its balance sheet and it focus on closing backlog, reducing speculative home inventory, and lowering its supply of owned and controlled land; the Company’s goal of reducing inventories, generating cash and paying down debt; orders and backlog; and housing market conditions. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for and affordability of single-family homes; the supply of housing for sale; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to the Company’s mortgage banking operations, including hedging activities; future business decisions and the Company’s ability to successfully implement the Company’s operational and other strategies; litigation and warranty claims; and other risks discussed in the Company’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Company assumes no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

(end of text, tables follow)

STANDARD PACIFIC CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
	(Dollars in thousands, except per share amounts)
Homebuilding:
Revenues	$694,834	$1,003,879	(31)%	$1,393,169	$1,882,899	(26)%
Cost of sales	(794,052)	(731,230)	9%	(1,422,299)	(1,351,029)	5%

Gross margin	(99,218)	272,649	(136)%	(29,130)	531,870	(105)%

Selling, general and administrative expenses	(97,032)	(123,907)	(22)%	(197,906)	(238,375)	(17)%
Income (loss) from unconsolidated joint ventures	(41,457)	19,167	(316)%	(80,714)	25,744	(414)%
Other income (expense)	(32,658)	(13,766)	137%	(29,896)	(12,502)	139%

Homebuilding pretax income (loss)	(270,365)	154,143	(275)%	(337,646)	306,737	(210)%

Financial Services:
Revenues	4,102	5,649	(27)%	9,679	9,793	(1)%
Expenses	(3,915)	(4,905)	(20)%	(8,330)	(9,112)	(9)%
Income from unconsolidated joint ventures	273	374	(27)%	532	1,041	(49)%
Other income	230	433	(47)%	480	651	(26)%

Financial services pretax income	690	1,551	(56)%	2,361	2,373	(1)%

Income (loss) before taxes	(269,675)	155,694	(273)%	(335,285)	309,110	(208)%
(Provision) benefit for income taxes	103,756	(59,199)	(275)%	128,575	(117,858)	(209)%

Net income (loss)	$(165,919)	$96,495	(272)%	$(206,710)	$191,252	(208)%

Earnings (Loss) Per Share:
Basic	$(2.56)	$1.48	(273)%	$(3.20)	$2.90	(210)%
Diluted	$(2.56)	$1.44	(278)%	$(3.20)	$2.82	(213)%
Weighted Average Common Shares Outstanding:
Basic	64,752,132	65,266,483	(1)%	64,649,621	66,046,723	(2)%
Diluted	64,752,132	67,006,759	(3)%	64,649,621	67,911,393	(5)%
Cash dividends per share	$0.04	$0.04		$0.08	$0.08

SELECTED FINANCIAL DATA

	Three Months Ended June 30,
	2007	2006
	(Dollars in thousands)
Net income (loss)	$(165,919)	$96,495
Net cash provided by (used in) operating activities	$165,597	$(61,116)
Net cash used in investing activities	$(80,483)	$(58,317)
Net cash provided by (used in) financing activities	$(80,529)	$98,273
Adjusted Homebuilding EBITDA(1)	$65,938	$205,496
Homebuilding SG&A as a percentage of homebuilding revenues	14.0%	12.3%
Homebuilding interest incurred	$31,501	$37,689
Homebuilding interest capitalized to inventories owned	$27,835	$34,527
Homebuilding interest capitalized to investments in and advances to unconsolidated joint ventures	$3,666	$3,162
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	3.2x	7.0x

(1)	Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) noncash impairment charges, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income (loss) from unconsolidated joint ventures and (g) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as one measure of the Company’s ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

The tables set forth below reconcile net cash provided by (used in) operating activities and net income (loss), calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended June 30,		LTM Ended June 30,
	2007	2006	2007	2006
	(Dollars in thousands)
Net cash provided by (used in) operating activities	$165,597	$(61,116)	$392,274	$(355,335)

Add:
Provision (benefit) for income taxes	(103,756)	59,199	(176,393)	271,480
Expensing of previously capitalized interest included in cost of sales	28,047	18,571	104,020	69,869
Excess tax benefits from share-based payment arrangements	957	358	1,741	2,426

Less:
Income (loss) from financial services subsidiary	187	744	6,096	2,762
Depreciation and amortization from financial services subsidiary	139	136	580	578
Loss on early extinguishment of debt	—	—	—	5,938

Net changes in operating assets and liabilities:
Trade and other receivables	(8,967)	(2,503)	(10,907)	(4,841)
Mortgage loans held for sale	(57,735)	(23,164)	(9,457)	(29,209)
Inventories-owned	(57,170)	214,476	(162,312)	906,159
Inventories-not owned	(5,418)	(20,167)	(20,200)	13,722
Deferred income taxes	75,470	7,192	226,096	21,683
Other assets	31,551	3,019	34,789	4,187
Accounts payable	1,828	5,063	23,463	6,385
Accrued liabilities	(4,140)	5,448	65,244	(40,590)

Adjusted Homebuilding EBITDA	$65,938	$205,496	$461,682	$856,658

	Three Months Ended June 30,		LTM Ended June 30,
	2007	2006	2007	2006
	(Dollars in thousands)
Net income (loss)	$(165,919)	$96,495	$(274,269)	$442,520

Add:
Cash distributions of income from unconsolidated joint ventures	3,265	25,012	34,254	99,561
Provision (benefit) for income taxes	(103,756)	59,199	(176,393)	271,480
Expensing of previously capitalized interest included in cost of sales	28,047	18,571	104,020	69,869
Non-cash impairment charges	257,872	21,179	650,343	21,179
Homebuilding depreciation and amortization	1,802	1,662	7,613	6,425
Amortization of stock-based compensation	3,630	3,663	13,363	17,926

Less:
Income (loss) from unconsolidated joint ventures	(41,184)	19,541	(108,847)	69,540
Income (loss) from financial services subsidiary	187	744	6,096	2,762

Adjusted Homebuilding EBITDA	$65,938	$205,496	$461,682	$856,658

BALANCE SHEET DATA

(Dollars in thousands, except per share amounts)

	At June 30,
	2007	2006
Stockholders’ equity per share	$24.08	$28.53
Ratio of total debt to total book capitalization (1)	55.9%	54.9%
Ratio of adjusted net homebuilding debt to total book capitalization (2)	54.8%	53.3%
Ratio of total debt to LTM adjusted homebuilding EBITDA (1)	4.3x	2.6x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA (2)	4.1x	2.4x
Homebuilding interest capitalized in inventories owned	$141,491	$110,774
Homebuilding interest capitalized as a percentage of inventories owned	4.8%	3.1%

(1)	Total debt at June 30, 2007 and 2006 includes $76.8 million and $84.6 million, respectively, of indebtedness of the Company’s financial services subsidiary and $12.3 million and $48.4 million, respectively, of indebtedness included in liabilities from inventories not owned. In addition, total debt at June 30, 2007 excludes $51.5 million of indebtedness included in trust deed and other notes payable related to a joint venture that was consolidated as of June 30, 2007. This indebtedness was excluded from the leverage calculation as the joint venture is less than an 80% owned subsidiary of the Company and is therefore excluded from our bank credit facilities and public note covenant calculations.
(2)	Net homebuilding debt reflects the offset of $3.4 and $4.8 million in cash and equivalents at June 30, 2007 and 2006, respectively, against homebuilding debt of $1,892.9 million and $2,100.1 million respectively. Adjusted net homebuilding debt at June 30, 2007 and 2006 is further adjusted to exclude $76.8 million and $84.6 million, respectively, of indebtedness of the Company’s financial services subsidiary, $12.3 million and $48.4 million, respectively, of indebtedness included in liabilities from inventories not owned and $51.5 million of indebtedness included in trust deed and other notes payable related to a joint venture that was consolidated as of June 30, 2007 as discussed above in footnote 1. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of the Company’s ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.

STANDARD PACIFIC CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS

Homebuilding:
Cash and equivalents	$8,434	$17,376
Trade and other receivables	36,435	77,725
Inventories:
Owned	2,940,069	3,268,788
Not owned	176,819	203,197
Investments in and advances to unconsolidated joint ventures	293,440	310,699
Deferred income taxes	285,328	185,268
Goodwill and other intangibles, net	72,671	102,624
Other assets	101,979	59,219

	3,915,175	4,224,896

Financial Services:
Cash and equivalents	13,904	14,727
Mortgage loans held for sale	83,387	254,958
Other assets	6,975	8,360

	104,266	278,045

Total Assets	$4,019,441	$4,502,941

LIABILITIES AND STOCKHOLDERS’ EQUITY

Homebuilding:
Accounts payable	$79,383	$109,444
Accrued liabilities	221,965	280,905
Liabilities from inventories not owned	74,708	83,149
Revolving credit facility	256,500	289,500
Trust deed and other notes payable	89,298	52,498
Senior notes payable	1,449,293	1,449,245
Senior subordinated notes payable	149,290	149,232

	2,320,437	2,413,973

Financial Services:
Accounts payable and other liabilities	3,261	4,404
Mortgage credit facilities	76,796	250,907

	80,057	255,311

Total Liabilities	2,400,494	2,669,284

Minority Interests	57,565	69,287

Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 64,848,454 and 64,422,548 shares outstanding, respectively	648	644
Additional paid-in capital	332,263	323,099
Retained earnings	1,230,041	1,446,043
Accumulated other comprehensive loss, net of tax	(1,570)	(5,416)

Total Stockholders’ Equity	1,561,382	1,764,370

Total Liabilities and Stockholders’ Equity	$4,019,441	$4,502,941